Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433, 333-199304, 333-220804, and 333-228291) on Forms S-8 and Registration Statements (Nos. 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444, 333-174292, 333-177793, 333-201826, and 333-229555) on Forms S-3 of our report dated March 5, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of ZIOPHARM Oncology, Inc., appearing in this Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Boston, Massachusetts

March 5, 2019